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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) Of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                            Commission File Number: 002-85008-NY

                           Medical Sterilization, Inc.
             (Exact name of registrant as specified in its charter)


                225 Underhill Boulevard, Syosset, New York 11791
                                 (516) 496-8822
       (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                                  Common Stock
            (Title of each class of securities covered by this Form)

                                       N/A
       (Title of all other classes of securities for which a duty to file reports under Sections 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                        Rule 12h-3(b)(1)(i)  |X|

                        Rule 12h-3(b)(1)(ii) |X|

      Approximate number of holders of record as of the certification or notice date: 249

      Pursuant to the requirements of the Securities Exchange Act of 1934, Medical Sterilization, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 5, 1999                               By: /s/ Paul A. D'Alesio
                                                    -----------------------
                                                    Paul A. D'Alesio
                                                    Chief Financial Officer

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